Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-1 of Platform Specialty Products Corporation and to the use of our report dated September 9, 2014, with respect to the consolidated financial statements of Arysta LifeScience Limited, which appears in such Registration Statement.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

November 3, 2014